Exhibit 99.1

RAPT Therapeutics Reports First Quarter 2024 Financial Results

Company maintains solid cash position of $141.6 million

SOUTH SAN FRANCISCO, Calif. – May 9, 2024 – RAPT Therapeutics, Inc. (Nasdaq: RAPT), a clinical-stage, immunology-based therapeutics company focused on discovering, developing and commercializing oral small molecule therapies for patients with significant unmet needs in inflammatory diseases and oncology, today reported financial results for the first quarter ended March 31, 2024.

The Company also announced today that it has decided to close and unblind both its Phase 2b clinical trial of zelnecirnon (RPT193) in atopic dermatitis (“AD”) and its Phase 2a trial of zelnecirnon in asthma. Both clinical trials were placed on clinical hold by the FDA in February 2024 based on a serious adverse event of liver failure requiring transplant in one patient in the AD trial. Prior to the imposition of the clinical hold, a total of 229 patients had been enrolled in the Phase 2b AD trial, of which approximately 110 had completed the 16-week dosing period.

“Although there were a significant number of patients who were unable to complete the AD trial due to the hold, we believe we will have sufficient data, even if not statistically significant, to inform our path forward and support our discussions with the FDA,” said Brian Wong, President and CEO. “We are working with the clinical trial sites to clean the data and we anticipate that our analysis of the data will be completed in the third quarter of this year. Concurrently, we are continuing our investigation and analysis of the serious adverse event that triggered the clinical hold.”

Financial Results for the First Quarter March 31, 2024

First Quarter Ended March 31, 2024

Net loss for the first quarter of 2024 was $30.5 million, compared to $29.3 million for the first quarter of 2023.

Research and development expenses for the first quarter of 2024 were $24.8 million, compared to $25.6 million for the same period in 2023. The decrease in research and development expenses was primarily due to lower development costs related to zelnecirnon, tivumecirnon and early-stage programs as well as decreased expenses for lab supplies partially offset by increased expenses for personnel, consultants, facilities and non-cash stock-based compensation.

General and administrative expenses for the first quarter of 2024 were $7.7 million, compared to $6.0 million for the same period in 2023. The increase in general and administrative expenses was primarily due to increased expenses for personnel, non-cash stock-based compensation, consulting and facilities.

As of March 31, 2024, the Company had cash and cash equivalents and marketable securities of $141.6 million.

About RAPT Therapeutics, Inc.

RAPT Therapeutics is a clinical-stage, immunology-based therapeutics company focused on discovering, developing and commercializing oral small molecule therapies for patients with significant unmet needs in inflammatory diseases and oncology. Utilizing its proprietary discovery and development engine, the Company is developing highly selective small molecules designed to modulate the critical immune drivers underlying these diseases. RAPT has discovered and advanced two unique drug candidates, zelnecirnon (RPT193) and tivumecirnon (FLX475), each targeting C-C motif chemokine receptor 4 (CCR4), for the treatment of inflammation and cancer, respectively. The Company is also pursuing a range of targets that are in the discovery stage of development.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “target,” “will” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future performances or achievements expressed or implied by the forward-looking statements. Each of these statements is based only on current information, assumptions and expectations that are inherently subject to change and involve a number of risks and uncertainties. Forward-looking statements include, but are not limited to, statements about the Company’s expectations concerning the clinical holds of its Phase 2 trials of zelnecirnon, including its investigation of the incident, its analysis of the data from the unblinded trials and the timing thereof, its ability to resolve issues to the FDA’s satisfaction and the availability of updates concerning such process and other statements that are not historical fact. Many factors may cause differences between current expectations and actual results, including unexpected or unfavorable safety or efficacy data observed during clinical studies, preliminary data and trends that may not be predictive of future data or results or that may not demonstrate safety or efficacy or lead to regulatory approval, the inability to resolve issues related to the clinical holds on the Phase 2 trials of zelnecirnon to the FDA’s satisfaction and to ultimately resume such trials, clinical trial site activation or enrollment rates that are lower than expected, unanticipated or greater than anticipated impacts or delays due to macroeconomic conditions (including the long-term impacts of ongoing overseas conflicts, inflation, higher interest rates and other economic uncertainty), changes in expected or existing competition, changes in the regulatory environment, the uncertainties and timing of the regulatory approval process and the sufficiency of RAPT’s cash resources. Detailed information regarding risk factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in RAPT’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 9, 2024 and subsequent filings made by RAPT with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. RAPT disclaims any obligation to update these forward-looking statements, except as required by law.

RAPT Media Contact:

Aljanae Reynolds

areynolds@wheelhouselsa.com

RAPT Investor Contact:

Sylvia Wheeler

swheeler@wheelhouselsa.com

RAPT THERAPEUTICS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share per share data)

(Unaudited)

	Three Months Ended March 31,	Three Months Ended March 31,
	2024	2023
Operating expenses:
Research and development	24,781	25,574
General and administrative	7,737	5,988
Total operating expenses	32,518	31,562
Loss from operations	(32,518)	(31,562)
Other income, net	1,997	2,291
Net loss	$(30,521)	$(29,271)
Other comprehensive income (loss):
Unrealized gain (loss) on marketable securities	(113)	365
Total comprehensive loss	$(30,634)	$(28,906)
Net loss per share, basic and diluted	$(0.79)	$(0.76)
Weighted average number of shares used in computing net loss per share, basic and diluted	38,625,365	38,280,539

RAPT THERAPEUTICS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2024	December 31, 2023
Assets	(Unaudited)	(1)
Current assets:
Cash and cash equivalents	$45,317	$47,478
Marketable securities	96,262	111,384
Prepaid expenses and other current assets	6,781	2,920
Total current assets	148,360	161,782
Property and equipment, net	2,239	2,448
Operating lease right-of-use assets	4,772	5,228
Other assets	447	3,871
Total assets	$155,818	$173,329
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$6,771	$5,176
Accrued expenses	11,807	14,103
Operating lease liabilities, current	2,508	2,448
Other current liabilities	82	109
Total current liabilities	21,168	21,836
Operating lease liabilities, non-current	3,815	4,458
Total liabilities	24,983	26,294
Commitments
Stockholders’ equity:
Preferred stock	—	—
Common stock	3	3
Additional paid-in capital	646,045	631,611
Accumulated other comprehensive gain (loss)	(10)	103
Accumulated deficit	(515,203)	(484,682)
Total stockholders’ equity	130,835	147,035
Total liabilities and stockholders’ equity	$155,818	$173,329

(1)
The consolidated balance sheet for December 31, 2023 has been derived from audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.